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                                                                    Exhibit 20.1

OraPharma, Inc. Adopts a Rights Agreement

WARMINSTER, PA - August 5, 2002- - OraPharma, Inc. (NASDAQ: OPHM), a specialty pharmaceutical company with an initial product entry in the emerging field of oral health care, today announced that its Board of Directors adopted a Rights Agreement.

Under the Rights Agreement, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock and shall be payable on August 21, 2002 to stockholders of record of the Common Stock issued and outstanding as of the close of business on such date. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series E Junior Participating Preferred Stock of the Company at an exercise price of $32.00 per Right.

Initially the Rights will be attached to the Company's Common Stock and will not be exercisable.

The Rights become exercisable and will separate from the Common Stock (i) ten calendar days after a person or group acquires beneficial ownership of fifteen percent (15%) or more of the Company's Common Stock, or (ii) ten business days (or a later date following such announcement if determined by the Board of Directors in accordance with the Rights Agreement) after the announcement of a tender offer or an exchange offer to acquire fifteen percent (15%) or more of the outstanding Common Stock.

The Rights are redeemable for $.0001 per Right at the option of the Board of Directors at any time prior to the close of business on the tenth calendar day after a person or group acquires beneficial ownership of fifteen percent (15%) or more of the Company's Common Stock. If not redeemed, the Rights will expire on August 1, 2012.

Prior to the date upon which the rights would become exercisable under the Rights Agreement, the Company's outstanding stock certificates will represent both the shares of Common Stock and the Rights, and the Rights will trade only with the shares of Common Stock.

Generally, if the Rights become exercisable, then each stockholder, other than the stockholder whose acquisition has caused the rights to become exercisable, is entitled to purchase, for the exercise price, that number of shares of Common Stock that, at the time of the transaction, will have a market value of two times the exercise price of the Rights.

In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each Right will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the Rights.

OraPharma, Inc., a specialty pharmaceutical company with an initial product entry in the emerging field of oral health care, discovers, develops and commercializes therapeutics for oral health care, oncology and orthopedics. OraPharma's initial product, Arestin(TM), which represents a promising therapeutic advance for the adjunct treatment of periodontal disease, was approved for marketing by the FDA in February 2001 and launched on April 2, 2001. The Company's new product programs include a compound for the treatment of mucositis, a complication of cancer therapy, an agent for bone and tissue regeneration, as well as a new technology platform directed at an advanced system for the delivery of large-molecule drugs. In August 2001, the Company started a Phase 1 clinical trial for the mucositis

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product. In addition, the Company has earlier stage technological initiatives focused on a next-generation periodontal therapeutic and a dental trauma preparation.

Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the Company's lead product, Arestin(TM), and the success of the Company's sales and marketing efforts for this product. In addition, these statements include statements regarding new product development initiatives for mucositis, bone and tissue regeneration, a next-generation periodontal therapeutic and dental trauma. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include the Company's ability to successfully market Arestin(TM); the possible failure of clinical trials for the Company's product candidates in development; the Company's ability to successfully market product candidates in development; the Company's ability to achieve milestones on which licensed rights for its product candidates, including Arestin(TM) are dependent; the prospect of continued losses by the Company; the Company's dependence on sole-source suppliers for the production of Arestin(TM); and other risks and factors identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. We claim the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We disclaim any obligation to update the forward-looking statements in this press release.